                                                                    Exhibit 10.9



                    MANAGEMENT SERVICES (LOAN OUT) AGREEMENT

                                 BY AND BETWEEN

                       TEGRX PHARMACY MANAGEMENT CO., INC.

                                       AND

                                  E-MEDSOFT.COM





                                  MARCH 6, 2001

                                TABLE OF CONTENTS


ARTICLE AND SECTION                                                                                            PAGE
1.       DEFINITIONS                                                                                             1

         1.01     Definitions                                                                                    1

2.       RIGHTS AND RESPONSIBILITIES                                                                             3

         2.01     Duties and Responsibilities of Manager                                                         3
         2.02     Books and Records; Financial Reports                                                           4
         2.03     No Assumption of Debt or Liabilities                                                           4
         2.04     Funding Other Operations                                                                       4
         2.05     Additional Business Units                                                                      4
         2.06     Expansion Plans                                                                                4

3.       CONSIDERATION TO MANAGER                                                                                4

4.       TERM AND TERMINATION                                                                                    5

         4.01     Term                                                                                           5
         4.02     Termination                                                                                    5
         4.03     Exceptions from Default                                                                        6
         4.04     Notice of Default                                                                              6
         4.05     Termination of Default                                                                         7
         4.06     Effect of Termination                                                                          7
         4.07     Dispute Escalation and Mediation                                                               7
         4.08     Special Early Termination                                                                      7

5.       FINANCING                                                                                               8

6.       REPRESENTATIONS AND WARRANTIES OF THE OWNER                                                             8

         6.01     Owner Organization; Qualification and Capital Stock; Corporate Records                         8
         6.02     Authorization:  No Violation of Law or Agreements, Consents or Defaults                        9
         6.03     Licenses                                                                                      10
         6.04     Government Contracts                                                                          10
         6.05     Regulatory Matters                                                                            10
         6.06     Tax Matters                                                                                   11
         6.07     Litigation; Claims                                                                            11
         6.08     Properties; Contracts; Leases and Other Agreements                                            12
         6.09     Employee Matters                                                                              13
         6.10     Title to and Condition of Properties                                                          14
         6.11     Intellectual Property                                                                         14
         6.12     Insurance                                                                                     14
         6.13     Relationships                                                                                 15
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                                TABLE OF CONTENTS


ARTICLE AND SECTION                                                                                            PAGE

         6.14     Compliance With Laws                                                                          15
         6.15     No Undisclosed Liabilities or Obligations                                                     16
         6.16     Receivables                                                                                   16
         6.17     Provider Status                                                                               16
         6.18     Statements and Disclosures True and Correct                                                   17

7.       REPRESENTATIONS AND WARRANTIES OF MANAGER                                                              17

         7.01     Organization                                                                                  17
         7.02     Authorization; No Violation of Laws of Agreements                                             18

8.       ADDITIONAL UNDERTAKINGS SUBSEQUENT TO EFFECTIVE DATE                                                   18

         8.01     Assistance of Owner                                                                           18
         8.02     Other Documents and Actions                                                                   18
         8.03     Books and Records                                                                             18
         8.04     Distribution                                                                                  18
         8.05     Additional Insured                                                                            18
         8.06     Protection of Owner's Pharmacy Division                                                       18

9.       INDEMNIFICATION                                                                                        19

         10.01    Indemnification by Owner                                                                      19
         10.02    Indemnification by Manager                                                                    19

10.      MISCELLANEOUS                                                                                          19

         10.01    Publicity                                                                                     19
         10.02    No Third Party Beneficiaries                                                                  20
         10.03    Binding Effect; Successors and Assigns                                                        20
         10.04    Assignment                                                                                    20
         10.05    Entire Agreement; Modification                                                                20
         10.06    Costs                                                                                         20
         10.07    Interpretation                                                                                20
         10.08    Severability                                                                                  21
         10.09    Waiver of Obligations                                                                         21
         10.10    Counterparts and Execution                                                                    21
         10.11    Rights and Remedies Cumulative                                                                21
         10.12    Notices                                                                                       21
         10.13    Survival                                                                                      22
         10.14    Governing Law                                                                                 22
         10.15    Mediation and Arbitration                                                                     22

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                                TABLE OF CONTENTS


ARTICLE AND SECTION                                                                                            PAGE

EXHIBITS

         Exhibit A - Locations

                    MANAGEMENT SERVICES (LOAN OUT) AGREEMENT


         THIS MANAGEMENT SERVICES (LOAN OUT) AGREEMENT ("Agreement") is made as of the 1st day of March, 2001 by and between TegRx Pharmacy Management Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware ("Manager"); and e-Medsoft.com, a corporation duly organized and existing under the laws of the State of Nevada ("Owner").

                              W I T N E S S E T H:

         WHEREAS, Owner is engaged in the business of managing retail and institutional pharmacies at the locations listed on Exhibit A and in actively acquiring new pharmacies and related businesses in conjunction with Owner's philosophy and business intention of significantly expanding its Pharmacy Division (the "Business"); and

         WHEREAS, Owner wishes to engage Manager, and Manager wishes provide certain services to Owner, relating to the loan out of its staff for the benefit of Owner as well as the management of the Business, on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINITIONS.

            1.01 DEFINITIONS. The following terms shall have the meanings set forth below when capitalized herein:

                 (a) "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly of indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns or holds directly or indirectly 5% or more of the voting securities or 5% or more of the partnership, membership or other equity interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such other Person.

                 (b) "Books and Records" shall mean all books and records of Owner pertaining to the Business for the period prior to the Effective Date, including customer referral lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records;

                 (c) "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of Delaware.


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

                 (d) "Contracts" shall mean all agreement between Owner and any other Person, written or oral, for the provision of goods or services, including without limitation the Material Contracts.

                 (e) "Contingent Management Fee" shall have the meaning set forth in Section 3(b).

                 (f) "CPI" shall mean the United States Department of Labor Bureau of Statistics consumer price index for all urban consumers.

                 (g) "Disclosure Index" shall mean an index of all Disclosure Documents, with Bates numbers, as attached hereto as DISCLOSURE SCHEDULE 1.01(r) and as supplemented as provided herein.

                 (h) "Disclosure Schedules" shall mean the Disclosure Schedules attached to this Agreement, as supplemented as provided herein.

                 (i) "Effective Date" shall mean March 1, 2001.

                 (j) "Fixed Management Fee" shall have the meaning as set forth in Section 3(a) hereof.

                 (k) "Intellectual Property" shall mean (i) any patent, copyright, trademark, registered design, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), (ii) any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right),
(iii) any rights under licenses, consents, orders, statutes, or otherwise (including without limitation license(s) to use specific telephone numbers) relating to any of the foregoing, owned or used by Owner, and (iv) any goodwill associated with any of the foregoing. Intellectual Property shall include without limitation those items set forth on DISCLOSURE SCHEDULE 6.11(e).

                 (l) "Manager" shall mean TegRx Pharmacy Management Co., Inc.

                 (m) "Master Management Agreement" shall have the meaning set forth in Section 4.03 hereof.

                 (n) "NCFE" shall mean National Century Financial Enterprises, Inc.

                 (o) "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, or any other legal entity.

                 (p) "Real Property" shall mean the land, together with the buildings, structures and improvements erected thereon leased or owned by Owner and used in connection with the Business, and all lighting, heating, ventilating, air conditioning, mechanical, electrical and plumbing systems and other permanent fixtures within such buildings or structures, described on DISCLOSURE SCHEDULE 1.01(p).

                 (q) "Receivables" shall mean all billed and unbilled accounts receivable, trade receivables, work in progress, notes receivable and other receivables arising out of or related to the Business, as of the Effective Date.

                 (r) "Owner" shall mean e-Medsoft.com.

                 (s) "Owner Confidential Information" shall mean all documentation, know-how and information relating to Owner's past, present and future business which is unique to Owner, and including without limitation (i) proprietary computer software, (ii) business methods, (iii) practices, (iv) marketing strategies and plans, (v) financial information, (vi) projections,
(vii) operations manuals, (viii) bulletins, (ix) directories, (x) memoranda,
(xi) production processes, (xii) devices, (xiii) techniques, (xiv) databases,
(xv) tables, (xvi) calculations, (xvii) letters, (xviii) informal specifications and testing procedures, (xix) price and fee lists, pricing methodologies and bidding procedures, (xx) suppliers, clients and customers, including client and/or customer lists, and materials relating to Owner's relationship with its suppliers, clients and customers, (xxi) information provided to Owner by clients and customers, (xxii) engineering date, (xxiii) billing and collection practices and procedures and (xxiv) any other confidential information which is not generally known to the public, which if misused or disclosed could have a reasonable possibility affecting the business of Owner.

         2. RIGHTS AND RESPONSIBILITIES.

            2.01 DUTIES AND RESPONSIBILITIES OF MANAGER. Owner hereby appoints Manager as the exclusive manager of the Business and grants Manager all the power and authority necessary to carry out, in the manner deemed best by Manager, the management of the Business; provided, however, that this Agreement shall in no way modify the responsibility of Owner to comply with state and federal licensure laws and Medicare certification requirements. The relationship between Manager and Owner is one of principal and agent. Manager and Owner are not partners or joint-venturers and it is agreed that Manager is acting solely as the agent of Owner in performing services to be provided hereunder. Notwithstanding the foregoing, the responsibility of Manager to operate the Business shall be exclusive, including to the exclusion of Owner. As the exclusive manager to the Business, Manager is responsible for the following, but only with respect to the Business:

                  a.       executive management;

                  b. finance (i.e., general ledger, payroll and other bookkeeping functions);

                  c.       human resources;

                  d.       benefits administration;

                  e.       facilities administration;

                  f.       reimbursement;

                  g.       compliance;

                  h. accounts payable, including approval, cash management, and payment;

                  i.       procurement;

                  j.       asset management;

                  k.       disbursements;

                  l.       tax compliance; and

                  m.       expansion.

         At the request of Owner, Manager shall provide the services set forth above, except for maintaining the general ledger and complying with Securities and Exchange Commission reporting requirements, for all business operations of Owner.

            2.02 BOOKS AND RECORDS; FINANCIAL REPORTS. Manager shall establish and administer accounting procedures, controls and systems for the development, preparation and safekeeping of records and books of accounts relating to financial affairs of the Business. Manager shall provide quarterly operational reports to Owner.

            2.03 NO ASSUMPTION OF DEBT OR LIABILITIES. Manager is not assuming any of Owners debt, obligations or liabilities arising either before or after the Effective Date.

            2.04 OTHER OPERATIONS. Manager and its Affiliates shall have the right to conduct any other business activity and to own any assets, regardless of location, except that, during the term of this Agreement, Manager shall not own, operate or manage any retail drug store within five (5) miles of any location listed on Exhibit A without the prior consent of Owner. Manager acknowledges that it has affiliations with certain affiliates (e.g., Chartwell Management Company, Inc.) who also operate pharmacy-related businesses and Manager stipulates and agrees that, to the extent such affiliates operate any retail drug store, such operation will never be permitted by Manager to materially interfere with Manager's obligations hereunder; provided, however, that the foregoing provision shall not apply to joint ventures of Manager's Affiliates with unrelated third parties which are referred to as the National Centers of Excellence ("NCOE").

            2.05 ADDITIONAL BUSINESS UNITS. In the event that during the term hereof Manager acquires any retail or institutional pharmacies, such pharmacies shall be operated for the benefit of Owner and managed pursuant to the terms of this Agreement.

            2.06 EXPANSION PLANS. The parties hereto acknowledges and agree that
(a) they both have long-term relationships with NCFE and understand the nature of NCFE's business, (b) Owner is currently planning on acquiring several additional pharmacies with total organizational revenue bases in excess of $80 million, (c) Owner would not enter into this Agreement absent assurances that Manager will work with reasonable diligence to comply with Owner's expansion plans and (d) Manager hereby provides those assurances.

         3. CONSIDERATION TO MANAGER. In consideration of Manager's performance of the management services required under this Agreement, Owner shall compensate Manager as follows:

            a. Owner shall pay Manager one hundred thousand dollars ($100,000) on the fifteenth (15th) and on the last day of each month, for a total of two hundred thousand dollars ($200,000) each month. Such amount shall be adjusted annually, on the anniversary of the Effective Date, by a percentage equal to the percentage increase in the CPI between the Effective Date and such anniversary Date ("Fixed Management Fee").

            b. On or before the twentieth (20th) day of each month, Owner shall pay Manager forty percent (40%) of the EBITDA (earnings before interest, taxes, depreciation and amortization) generated by the Business for the previous month, less the amount of Fixed Payment in the previous month ("Contingent Management Fee").

            c. In the event that any payment due Owner shall become overdue for a period of five (5) days, a late charge of five cents ($.05) for each dollar ($1.00) so overdue may be charged by Owner for the purpose of defraying the expense incident to handling such delinquent payment.

            d. Owner, with the written consent of Manager, shall have the right to designate certain senior staff of Manager (not to exceed three (3)), whose sole responsibilities are to provided services in connection with the Business, to become employees of Owner. Such employees shall be compensated by Owner and shall remain under the management and supervision of Manager. Any compensation negotiated directly with such employees shall not be considered in determining EBITDA in connection with the calculation of the Contingent Management Fee.

         4. TERM AND TERMINATION.

            4.01 TERM. This Agreement shall have a term of ten (10) years ("Term"), commenting on the Effective Date.

            4.02 TERMINATION.

                 (a) Owner shall have no right to terminate this Agreement unless and until one of the following events occur (hereinafter collectively referred to as "Manager Default"), after which Owner shall have the right - but not the obligation - to declare a termination of this Agreement in accordance with the termination protocols set forth below;

                     (i) appointment of a receiver or trustee to manage the assets of Manager;


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

                     (ii) assignment for the benefit of creditors of the assets of Manager;

                     (iii) any act of bankruptcy by Manager; and/or

                     (iv) breach of any material term of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein.

                 (b) Manager shall have no right to terminate this Agreement unless and until one of the following events occur (hereinafter "Owner Default"), after which Manager shall have the right - but not the obligation - to declare a termination of this Agreement in accordance with the termination protocols set forth below:

                     (i) appointment of a receiver or trustee to manage the assets of Owner;

                     (ii) assignment for the benefit of creditors of the assets of Owner;

                     (iii) any act of bankruptcy by Owner;

                     (iv) breach of any material term of this Agreement, where such breach has not been cured within thirty (30) days after the giving of written notice of the breach, specifying the nature of the breach, and complying with all provisions regarding mediation set forth herein; and/or

                     (v) insufficient funding is provided by Owner or any other source for the operation of the Business; provided, however, that Manager shall in no event be required to provide any funding for the operation of the Business.

            4.03 EXCEPTIONS FROM DEFAULT. Notwithstanding any provision of this Agreement to the contrary, Manager agrees that no event occurring with respect or appertaining to the Management Services and Joint Venture Agreement dated as of April 7, 2000 by and between Prime Med Pharmacy Services, Inc. and Owner (hereinafter "Master Management Agreement") (including, without limitation, an adverse judicial ruling of Owner's rights under that Master Management Agreement or any other result having anything to do with that Master Management Agreement) shall permit Manager to in any way declare a default hereunder; it being the intention of the parties hereto that Manager shall develop and grow Owner's Pharmacy Division irrespective of any outcome arising from the Master Management Agreement. On the other hand, to the extent Owner continues to operate under the Master Management Agreement, Manager is expected hereunder to fully perform its duties arising by reason of the Master Management Agreement.

            4.04 NOTICE OF DEFAULT. Neither a Manager Default or Owner Defaults shall be deemed to have occurred unless the non-defaulting Party has complied with the escalation procedure set forth in Section 4.07 and the non-defaulting Party has given written notice (a

"Default Notice") to the defaulting Party in accordance with the requirements of this Section 4.04. A Default Notice shall specify in reasonable detail the events which the non-defaulting Party believes have occurred and which constitute or evidence a Default, the provisions of this Agreement which have not been performed or complied with, and the actions which, in the opinion of the non-defaulting Party, would be required to fulfill the requirements of this Agreement and cure the Default. A Default shall not be deemed to have occurred unless and until ninety (90) days has lapsed since the non-defaulting Party provided notice to the defaulting party of the Defaulting and the defaulting Party has not cured the Default. For the purposes of this agreement, all defaults shall be presumed curable and no default shall be deemed to occur unless and until the non-defaulting Party provides, in writing, an outline of the acts necessary to achieve a cure.

            4.05 TERMINATION OF DEFAULT. Only upon (a) the occurrence of any Default under Section 4.02 which is not excused pursuant to this Agreement, (b) the inability to resolve the dispute under Section 4.07, (c) the delivery of a Default Notice to the defaulting Party as provided in Section 4.04, (d) the circumstance where a specific remedy for the Default is not set forth above and/or such a specific remedy is so set forth but compliance with such remedial procedure has not yielded a resolution of the Default, and (e) the defaulting Party's failure to cure the Default set out in the Default Notice prior to the expiration of the cure period specified in Section 4.04 above and any extension of that cure period, the defaulting Party shall be deemed to be in breach of this Agreement and the non-defaulting Party shall have the right to terminate this Agreement by delivering written notice of termination to the defaulting Party.

            4.06 EFFECT OF TERMINATION. Upon termination of this Agreement (and irrespective of which Party terminates this Agreement), all of the following shall apply:

                 (a) Manager shall turn over to Owner a complete set of books and records appertaining to the Business within thirty (30) days after the termination has become effective and all cure periods and other required time has lapsed; and

                 (b) Subject to subsection (c) below; Manager shall have no further right to operate the Business, whether directly or indirectly; and

                 (c) All sums due Manager hereunder, whether appertaining to expenses, unreimbursed expenses or the Management Fee shall be due and payable by Owner to Manager within one hundred eighty (180) days after the effectiveness of the termination.

            4.07 DISPUTE ESCALATION AND MEDIATION. The parties hereto agree that they will use all reasonable efforts to resolve any disputes arising out of this Agreement in a cooperative and expeditious manner. If the staff members for each party are unable to resolve the dispute within ten (10) days after it arises, either party hereto may escalate the dispute to Manager's Chief Executive Officer then to Owner's Chairman (hereinafter collectively "Mediation Officers"). Upon such escalation, which must be announced by the party wishing to avail itself of the remedy within ten (10) days after the dispute arises and if not so announced is waived, the Mediation Officers shall meet in person to discuss the outstanding issues and attempt in good faith to reach a resolution. If the foregoing procedure fails to resolve the dispute within thirty (30) days after such meeting, the parties hereto shall be entitled to any and all remedies provided


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

by law. Nothing herein shall permit one party to (a) claim a default by the other hereunder, (b) attempt to terminate this Agreement but (c) not attend the meeting noticed by the party wishing to avail itself of the escalation and mediation procedure set forth herein. In the event a party under such circumstances attempts to terminate this Agreement, such termination shall be void ab initio and until the party asserting breach and termination shall have fully complied with this subparagraph.

            4.08 SPECIAL EARLY TERMINATION. Notwithstanding any provision in this Agreement to the contrary, Manager may terminate this Agreement during the first forty-five (45) days after the date of this Agreement but only in the event that (a) any cause for termination arising from an Owner Default has occurred under Section 4.02(b) prior to the expiration of that first forty-five
(45) days period, (b) notwithstanding written notice to Owner by Manager in the form of a Default Notice, Manager has not cured the default identified by Manager within the passage of twenty (20) days after the Owner's receipt of such notice and (c) the default materially interferes with Manager's discharge of its responsibilities hereunder. Nothing in this subparagraph shall require Manager to comply with Section 4.04's notice provisions or Section 4.05's termination provisions in availing itself of the Special Early Termination provisions of this subparagraph.

         5. FINANCING. Manager shall use its best efforts to obtain sufficient funding for the Business in the form of loans or equity in such manner that Manager shall determine. In the event, after utilizing its best efforts in this manner, Manager is unable to obtain sufficient financial commitments within the first forty-five (45) day period then Manager may terminate this Agreement pursuant to the provisions of Section 4.08 above, it being the intention of the parties that it is the Owner or assets controlled by Owner that is to be utilized to generate financing for the Business managed by Manager.

         6. REPRESENTATIONS AND WARRANTIES OF THE OWNER. As a material inducement for Manager to enter into this Agreement and to consummate the transactions contemplated hereby, Owner hereby makes the following representations and warranties as of the Effective Date, each of which is relied upon by Manager regardless of any investigation made or information obtained by Manager.

            6.01 OWNER ORGANIZATION; QUALIFICATION AND CAPITAL STOCK; CORPORATE RECORDS.

                 (a) Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on the Business as now being conducted.

                 (b) Owner is duly qualified and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary; provided, however, that Manager understands, acknowledges and agrees that it is aware that many - if not all - of the locations where Business is conducted are locations where Owner is merely a manager of the Business under the Master Management Agreement and that Manager is fully aware of the Master Management Agreement, accepts its terms and agrees to be fully bound by its terms during the term of this Agreement. A list of all such jurisdictions appear on DISCLOSURE SCHEDULE 6.01(b).

                 (c) The names of the directors and officers of Owner, together with the offices they hold, are set forth on DISCLOSURE SCHEDULE 6.01(c). Attached to DISCLOSURE SCHEDULE 6.01(c) are true and correct copies of the articles of Incorporation of Owner, together with all amendments thereto, and the bylaws of Owner, together with all amendments thereto.

                 (d) Except as set forth on DISCLOSURE SCHEDULE 6.01(d), Owner has not conducted the Business under any name other than its own, DISCLOSURE
SCHEDULE 6.01(d) includes a list of all of Owner's fictitious name registrations.

                 (e) Owner has full power and authority to enter into this Agreement and perform its duties and obligations hereunder. All corporate actions of Owner required to authorize the execution of this Agreement and the transactions contemplated hereby have been duly performed in accordance with applicable law and its articles of incorporation and bylaws and are appropriately reflected in Owner's minute books. This Agreement is a valid obligation of Owner, legally binding upon it and enforceable in accordance with its terms. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against Owner seeking to enjoin the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

                 (f) The Books and Records of the Business are in all material respects complete and correct and have been maintained in accordance with good business practice. True and complete copies of all minutes, resolutions, stock certificates and stock transfer records of Owner are contained in the minute books and stock transfer books that have been delivered to Manager for inspection and will be delivered to Manager on the Effective Date. The minute books, stock certificate books, stock transfer records and such other books and records as may be requested by Manager, as exhibited to Manager and its representatives, are complete and correct in all material respects.

            6.02 AUTHORIZATION: NO VIOLATION OF LAW OR AGREEMENTS, CONSENTS OR DEFAULTS.

                 (a) The delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach or violation of any of the terms or provisions of, or constitute a default under, the articles of incorporation or bylaws or Owner, (ii) result in any breach or violation of any of the terms or provisions of, constitute a default under, or require any consent, authorization, approval, registration or filing under any judgment, order, decree, proceeding, statute, rule or regulation of any court or governmental agency or body, federal, state, local or foreign, having jurisdiction over Owner.

                 (b) The delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of the terms of, constitute a default under or require the consent of any Person under, any agreement, instrument, or commitment to which Owner is a party, by which they are bound, or to which any of Owner's property is subject, and no consent or approval is required from any third party for this Agreement.

                 (c) Owner is not in default under, or in violation of any provision of, its articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Owner.

                 (d) The parties hereto acknowledge and agree that the Master Management Agreement provides, at paragraph 7.1, that the Master Management Agreement shall not be assigned or transferred without the prior written consent of the parties to the Master Management Agreement, and the parties further acknowledge and agree that this Agreement does not create any such assignment but - rather - provides staffing and turn key services to Owner under the Master Management Agreement and otherwise.

            6.03 LICENSES. Owner has all licenses, permits, consents, approvals, appointments, certificates, franchises and other authorizations required for the operation of the Business in all jurisdictions and/or required in connection with the execution and performance by Owner of this Agreement ("Licenses"); provided, however, that Manager understands, acknowledges and agrees that it is aware that many - if not all - of the Business controlled by Owner is such that the licenses referenced herein are not owned or held by Owner but, rather are managed by Owner under the Master Management Agreement. All such Licenses are set forth on DISCLOSURE SCHEDULE 6.03. Such Licenses are valid and Owner has not received any notice that any governmental authority intends to cancel, terminate or not renew any such License. Owner holds all Licenses, the absence of any of which could have a material adverse effect on its business.

            6.04 GOVERNMENT CONTRACTS. To the best of Owner's knowledge, all representations, certifications and disclosures made by Owner or by any other Person with an ownership interest in the Business to any Government Contract Party have been in all material respects current, complete and accurate at the times they were made. To the best of Owner's knowledge, there have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether expenses or incorporated by reference) relating to any of the contracts with any Government Contract Party in either case that have led to or could lead to, either before or after the Effective Date, (a) any claim or dispute involving Owner and any Government Contract Party, or (b) any suspension, debarment, contract renegotiation, or contract termination, or proceeding related thereto. To the best of Owner's knowledge, there has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party of any of Owner's Intellectual Property that has led to or could lead to, (either before or after the Effective Date) any material cloud on any of Owner's rights in and to its Intellectual Property. All of Owner's development of Intellectual Property was developed exclusively at private expense. "Government Contract Party" shall mean any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

            6.05 REGULATORY MATTERS.

                 (a) Except as may be disclosed in DISCLOSURE SCHEDULE 6.05, (i) Owner is not aware of any pending or threatened investigation, audit, review or other examination or Owner or the Business by any federal or state governmental agency having supervisory or regulatory authority with respect to Owner or the Business, and (ii) Owner and the Business are not subject to, nor has Owner received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by or any federal or state governmental agency having supervisory or regulatory authority with respect to Owner or the Business.

                 (b) Owner is not aware of any proposed or pending change in any law or regulation affecting the Business, which would adversely affect the operations, financial condition or prospects of Owner;

                 (c) Except as set forth on DISCLOSURE SCHEDULE 6.05, Owner and the Business have not been audited, examined or otherwise reviewed by any federal, state or local authorities during the current or past three (3) fiscal years of Owner.

            6.06 TAX MATTERS.

                 (a) Owner has filed, either on its own behalf, or there have been filed on behalf of it as part of a consolidated group, with the appropriate governmental agencies, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns, information statements and reports required to be filed by or on behalf of Owner relating to the Business prior to the date hereof. All such tax returns for the last three
(3) completed tax years of Owner are listed on DISCLOSURE SCHEDULE 6.06.

                 (b) All such returns were prepared in accordance with applicable laws and regulations and fairly reflect the information required to be presented therein, and Owner has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of taxes.

                 (c) Owner, and any consolidated group of which it is a part, have paid all taxes that have become due and payable to (or claimed to be due and payable by) and federal, state, county, local, foreign or other taxing authority. All estimated tax payments which have become due and payable prior to the date of this Agreement have been paid.

                 (d) To the best of the Owner's knowledge, no event, transaction, act or omission has occurred which could result in Owner becoming liable for any tax which is primarily or directly chargeable against or attributable to a Person other than Owner or which is charged by reference to the income or gains of another Person. In the event that Owner has been part of a consolidated group of taxpayers, Owner is not liable for any tax obligations of the other members of the group.

                 (e) To the best of Owner's knowledge, no return (or item in a return) is currently under audit by any taxing authority, and there are no agreements for the extension of time for the assessment or payment of any tax. Owner is not, and does not expect to be, involved in a dispute in relation to any tax matters, and to the best of the Owner's knowledge no taxing authority has investigated or indicated that it intends to investigate Owner's tax matters. Owner is not aware of any facts which may constitute the basis for the proposal of any tax deficiencies for any unexamined year.

                 (f) Owner has not entered into any transaction or course of conduct (other than legitimate tax planning) designed in whole or not in part to avoid taxes.

            6.07 LITIGATION; CLAIMS.

                 (a) There is not action, suit, claim, investigation or proceeding, whether at law or in equity (a "Legal Proceeding"), pending or, to the knowledge of Owner, threatened that questions the validity of this Agreement or the related agreements or any action taken or to be taken by Owner or the Business in connection with the consummation of the transactions contemplated hereby, or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby, including but not limited to any qui tam actions.

                 (b) DISCLOSURE SCHEDULE 6.07(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of Owner, threatened against or affecting Owner or the Business. To the knowledge of Owner, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on DISCLOSURE SCHEDULE 6.07(b). Except as set forth in DISCLOSURE SCHEDULE 6.07(b), there is no outstanding or, to the knowledge of Owner, threatened judgment, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Owner or the Business. To the best of Owner's knowledge, neither Owner nor the Business is under an obligation with respect to the return of goods in the possession of customers.

                 (c) To the best of Owner's knowledge, except as disclosed in DISCLOSURE SCHEDULE 6.07(c), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed, by Owner.

            6.08 PROPERTIES; CONTRACTS; LEASES AND OTHER AGREEMENTS.

                 (a) All of the owned or leased real estate used in connection with the Business is set forth on DISCLOSURE SCHEDULE 6.08(a). Except as described on DISCLOSURE SCHEDULE 6.08(a), Owner has not received written notice of a violation of any applicable ordinance or other law, order, decree, regulation, or requirement with respect to the Real Property which could have a material adverse effect on Manager or Owner, has received no written notice of any current violation of any applicable ordinance or other law, order, regulation, and has not received notice of any condemnation, lien, assessment, or the like, relating to any part of the Real Property or the operation thereof, and, to the best of Owner's knowledge, there is not presently contemplated or proposed any condemnation or similar action or zoning action or proceeding with respect to the Real Property or the operation thereof. The Real Property is in compliance with all applicable zoning ordinances (including without limitation parking requirements) (excepting only any noncompliance that would not, individually or in the aggregate, have a material adverse effect on the use of the Real Property in the business by Manager or Owner), and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing. To Owner's knowledge, the Real Property and all buildings, improvements, and fixtures thereon or therein, and all parts thereof and appurtenances thereto, including, without limitation, the plumbing, electrical, mechanical, heating, ventilation, and air conditioning systems, are in good operating condition and in a reasonable state of maintenance and repair, normal wear and tear excepted.

                 (b) No contracts, rental orders, orders or agreements for services, orders for sale of equipment and other contracts material to the Business will terminate or are subject to modification by reason of the execution of this Agreement.

                 (c) Owner is not in default, technical or otherwise, under any real estate lease, equipment lease, loan or credit agreement, or any other contact or agreement to which Owner is a party in connection with the Business, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder.

                 (d) All Material Contracts which relate to the Business, including, without limitation, the Master Management Agreement (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to the best of Owner' knowledge, no Default (as defined below) exists under any Material Contract either by Owner or by any other party thereto; (iii) Owner is not aware of the assertion by any third party of any claim of Default or breach under any of the Material Contracts. For purposes of this Agreement, the term "Default" means, with respect to any Material Contract, (x) any breach of or default under such Contract, (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

            6.09 EMPLOYEE MATTERS.

                 (a) DISCLOSURE SCHEDULE 6.07(a) sets forth all officers, directors, key employees and key consultants (other than attorneys and accountants) employed in connection with the Business and the current compensation and benefits of such persons as of the date of this Agreement. Except as contemplated by this Agreement, Owner have no knowledge of any facts indicating that any of such officers, directors or key employees intends to leave the Business.

                 (b) Except as may be disclosed in DISCLOSURE SCHEDULE 6.09(b):

                     (i) Owner is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Owner is not engaged in any unfair labor practices, and Owner is not aware of any claims or suits alleging any unfair labor practices;

                     (ii) there is no material unfair labor practice complaint against Owner pending or to the knowledge of Owner, threatened before the National Labor Relations Board;

                     (iii) there is no labor dispute, strike, slowdown or stoppage actually pending, or to the knowledge of Owner, threatened against or directly relating to Owner; and

                     (iv) Owner has not experienced any material work stoppage or other material labor difficulty during the past year.

            6.10 TITLE TO AND CONDITION OF PROPERTIES.

                 (a) Except as described elsewhere in this Agreement or in DISCLOSURE SCHEDULE 6.10(a), Owner is the sole owner of all assets used primarily in connection with the operation of the Business, free and clear of all encumbrances and rights to the possession of third parties. Other than as disclosed in DISCLOSURE SCHEDULE 6.10(a), or specifically provided for in this Agreement, Owner has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of Seller, and no person or other company has any right to possession, use or occupancy of any of the property of Seller.

                 (b) Except as disclosed in DISCLOSURE SCHEDULE 6.10(b), each item of tangible personal property used in connection with the Business is in good and workable condition, reasonable wear and tear excepted, of a quality and quantity usable in the ordinary course of business.

            6.11 INTELLECTUAL PROPERTY.

                 (a) DISCLOSURE SCHEDULE 6.11(a) sets forth a list of all Intellectual Property which is owned by the Owner, licensed by Owner, licensed by Owner, licensed to Owner, or otherwise used or able to be used by Owner in the Business (other than commonly-used computer software which is generally available to the public and the rights to which were legally acquired by Owner or Subsidiary either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Owner owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted. After the Effective Date, Manager will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted.

                 (b) Except for Intellectual Property licensed to Owner, Owner has full legal and beneficial ownership (free and clear of any and all Encumbrances) of all of the Intellectual Property, and Owner has not received any notice or claim (whether written, oral or otherwise) challenging Owner's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto.

                 (c) To the best of Owner's knowledge, the use of any of the Intellectual Property will not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other Person, and there have been no claims made with respect thereto. To the best of Owner's knowledge, no other Person is infringing in any respect on any part of the Intellectual Property.

                 (d) Owner has not conducted the Business, and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property, and Owner has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted.

            6.12 INSURANCE. All material insurable properties owned or held by Owner, and all insurable risks related to the Business, are adequately insured by insurers which are to the best of Owner's knowledge financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, property damage, product liability, general liability, workers compensation, fidelity bonds, professional liability insurance and errors and omissions insurance, and against other risks and in such amounts as would be prudently insured against by comparable businesses and as may be required by law or any agreement to which Owner is a party. DISCLOSURE SCHEDULE 6.12 lists all policies of insurance owned or held by Owner, or insuring the Business. All current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof. Owner has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

            6.13 RELATIONSHIPS.

                 (a) Owner does not have knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect the Business after the Effective Date.

                 (b) Owner's relationships with its customers, referral sources, payors and vendors are satisfactory, and Owner does not have knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. Owner is not aware of any present intention on the part of any significant customer or supplier or other business partner of Owner to either (i) terminate or significantly change its existing business relationship with Owner either now or in the foreseeable future, or (ii) fail to renew or extend its existing business relationship with Owner at the end of the term of any existing contractual arrangement such Person may have with Owner.

                 (c) Owner has no knowledge of any present or future condition or state of facts or circumstances which would prevent the Business from being conducted by Manager after the Effective Date in essentially the same manner as it is presently being conducted by Owner.

            6.14 COMPLIANCE WITH LAWS.

                 (a) The operations and activities of the Business have previously complied and continue to comply in all material respects with all applicable federal, state or provincial and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions of the United States (collectively, the "Laws"), as in effect on or before the date of this Agreement, including without limitation,
(i) all applicable federal and state securities laws and regulations, (ii) all applicable federal, state or provincial and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (A) the sale, licensing, leasing, ownership or management of Owner's owned, leased or licensed real or personal property, products or Intellectual Property; (B) employment or employment practices, terms and conditions of employment, or wages and hours; or (C) safety, health, fire prevention, environmental protection (including matters described in Section
6.19 hereof), building standards, zoning or other similar matters; (iii) laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data; and (iv) the Immigration Reform and Control Act. All products manufactured or sold by Owner comply in all material respects with all applicable Laws governing their design, manufacture, sale and intended use.

                 (b) To the best of Owner's knowledge, the conduct of the Business as presently conducted does not conflict with the rights of any other Person, or violate, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws as presently in effect, or any encumbrance, lease, license, Contract, understanding, or Law to which Owner is a party or by which it may be bound or affected. Owner has not received notice or communication from any Person asserting a failure to comply with any Laws, nor has Owner received any notice that any authority or third party intends to seek enforcement against Owner to compel compliance with any such Laws.

                 (c) Neither Owner, nor to the best knowledge of Owner, any officer, employee or agent of Owner acting on its behalf, nor any other Person acting on its behalf or on behalf of the Business, has directly or indirectly within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Owner (or assist Owner in connection with any actual or proposed transaction) which (i) might subject Owner to any damage or penalty in any civil, criminal or governmental litigation or proceeding (ii) if not given in the past might have had an adverse effect on the Assets, Business or operations of Owner, or (iii) if not continued in the future, might adversely affect the Assets, the Business or the operations or prospects of Manager.

            6.15 NO UNDISCLOSED LIABILITIES OR OBLIGATIONS. Owner does not have any material liability or obligation, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Owner giving rise to any such liability or obligation).

            6.16 RECEIVABLES. All of the Receivables represent usual, customary and reasonable charges for services actually rendered or equipment and supplies sold and delivered, are valid and enforceable claims for services rendered and/or goods supplied by the Business and are not subject to any defenses, offsets, claims, or counterclaims of any kind. Owner does not know of any reason why such Receivables (net of contractual discounts and any reserve for uncollectible accounts in an amount to be agreed upon by the parties and NCFE) will not be collected on a timely basis consistent with past experience. Owner warrants that all of the Receivables will be collected by Manager or Owner. All prescriptions, letters of medical necessity, patient agreements, purchase orders and other documents necessary to collect the Receivables have been obtained by Owner and have been submitted to third party payors and/or patients as necessary for payment. Owner owns its Receivables free and clear of any claims, liens or encumbrances. Owner has all of the provider numbers required for the collection of the Receivables and the conduct of the Business. All such provider numbers are set forth on DISCLOSURE SCHEDULE 6.16.

            6.17 PROVIDER STATUS.

                 (a) With regard to the Business, Owner is an approved participating provider of services in and under the governmental and other third-party payment programs listed on DISCLOSURE SCHEDULE 6.17(a).

                 (b) With regard to the Business, Owner and each of its licensed employees are in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority with respect to matters relating to patient healthcare, including without limitation
Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a7(b) (Criminal Penalties Involving Medicare, Medicaid or State Health Care Programs) commonly referred to as the "Federal Anti-Kickback Statute," the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute," and the federal False Claims Act, 31 U.S.C. Section 3729 (collectively, "Healthcare Laws"). Owner has maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency, State Boards of Pharmacy, Social Security Administration, Health Care Financing Administration, state healthcare agencies and the Medicare and Medicaid programs, and, there are no presently existing facts or circumstances which would result or likely would result in material violations of Healthcare Laws.

                 (c) No action is pending to suspend, limit, exclude, terminate or revoke the status of Owner or any entity with an ownership interest in the Business as a provider in any governmental program or under any contract with a non-governmental payor or to require repayment by Owner or such other entity of any amounts paid to Owner or such other entity under any such program or contract, and neither Owner or such other entity has knowingly committed and or is knowingly committing any act, practice, course of conduct or other activity which could provide grounds for any such suspension, limitation, exclusion, termination, revocation or repayment to any payor. Owner or such other entity has not been provided notice by any Fiscal Intermediary, any other federal or state agency having jurisdiction over Owner or such entity or any such third-party insurer or other payor of its intention to suspend, limit, terminate, revoke or fail to renew any contractual arrangement with Owner or such other entity as a participating provider of services in whole or in part.

            6.18 STATEMENTS AND DISCLOSURES TRUE AND CORRECT. The information contained in this Agreement, including the Disclosure Schedules, Disclosure Index and Disclosure Documents, does not fail to state all material facts with respect to the Owner and the Business, and all other facts necessary to make the statements therein not misleading. Each Disclosure Schedule is true and correct. All copes of Disclosure Documents are true and correct copies of the originals, and to the extent that such Disclosure Documents are agreements with other parties all such agreements are valid and binding on the parties thereto enforceable in accordance with their terms and no default, or event which with the passage of time or notice, or both, would constitute in default, has occurred thereunder. The Disclosure Documents contain all relevant material documents pertaining to Owner and the Business and are complete and full responses to Manager's requests for information.

         7. REPRESENTATIONS AND WARRANTIES OF MANAGER. Manager hereby represents and warrants to Owner as follows:

            7.01 ORGANIZATION. Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            7.02 AUTHORIZATION; NO VIOLATION OF LAWS OF AGREEMENTS. Manager has full power and authority, and has taken all requisite corporate action, to enter into and perform under this Agreement and all other agreements and documents contemplated by or related to this Agreement to which Manager is a party. Nothing in the articles of incorporation or bylaws of Manager, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Manager is bound or subject would prohibit or inhibit Manager from consummating this Agreement on the terms and conditions herein contained. Upon execution and delivery, this Agreement and any agreement or document to be executed by Manager pursuant hereto shall constitute a legal, valid and binding obligation of Manager in accordance with its terms.

         8. ADDITIONAL UNDERTAKINGS SUBSEQUENT TO EFFECTIVE DATE.

         The parties agree that subsequent to the Effective Date:

            8.01 ASSISTANCE OF OWNER. Owner shall render all reasonable assistance to Manager following the Effective Date to effect an orderly transition of management of the Business, and shall disclose to Manager full information about the Business, customers and suppliers of Owner.

            8.02 OTHER DOCUMENTS AND ACTIONS. The parties shall execute such documents and take such additional actions as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

            8.03 BOOKS AND RECORDS. Owner shall transfer all Books and Records to Manager on the Effective Date.

            8.04 DISTRIBUTION. On or before the twentieth (20th) day of each month, Manager shall distribute to Owner cash generated by the Business during the previous month in excess of the needs of the Business.

            8.05 ADDITIONAL INSURED. Owner shall cause Manager to be named as an additional insured on all insurance policies owned or held by Owner or any other entity in connection with the Business.

            8.06 PROTECTION OF OWNER'S PHARMACY DIVISION. Owner and Manager recite, acknowledge and agree that (a) they are aware that the relationship between Prime Med Pharmacy Services, Inc. and Owner under the Master Management Agreement has been strained for quite some time and may very well escalate to litigation or may already have escalated thereto (hereinafter "Prime Med litigation"), (b) the Prime Med litigation may result in a modification to the Business, (c) Manager shall continue to reasonably exercise its responsibilities hereunder notwithstanding any result form the Prime Med litigation in that Manager understands and acknowledges the underlying intention of Owner in entering into this Agreement (as set forth in Section 2 above) which is to continuously expand Owner's Pharmacy Division.

         9. INDEMNIFICATION.

            9.01 INDEMNIFICATION BY OWNER. Subject to the limitations set forth in this Article 9, Owner agrees to indemnify and hold harmless Manager from and after the Effective Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) (together referred to as "Manager Losses"):

                 (a) resulting from any breach of a representation or warranty contained in Article 6 of this Agreement;

                 (b) with respect to the operation of the Business;

                 (c) with respect to the Prime Med litigation;

                 (d) otherwise resulting form the operations of Owner prior to the Effective Date; and

                 (e) any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to the foregoing.

            9.02 INDEMNIFICATION BY MANAGER. Subject to the limitations set forth in this Article 9, Manager hereby agrees to indemnify and hold harmless Owner at all times from and after the Effective Date against and with respect to any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and expenses, costs of litigation and costs of investigation (but not including any adjustments or credits expressly provided for in this Agreement) ("Owner Losses"):

                 (a) resulting from any breach of a representation or warranty contained in Article 7 of this Agreement;

                 (b) errors and omissions by Manager in exercising its duties and responsibilities hereunder; and

                 (c) any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to the foregoing.

         10. MISCELLANEOUS.

            10.01 PUBLICITY. Manager and Owner shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement. Owner shall not issue any news releases or make any other public disclosure without the prior consent of Manager, and the Manager shall not issue any news releases or other public disclosure without the prior consent of Owner, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

            10.02 NO THIRD PARTY BENEFICIARIES. Any provision hereof to the contrary notwithstanding, nothing in this Agreement is intended, nor shall it be deemed, to confer upon any Person other than the parties hereto and their respective successors and assigns as any rights or remedies under or by reason of this Agreement.

            10.03 BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

            10.04 ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.

            10.05 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with the exhibits and schedules hereto, is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings with respect to the subject matter hereof, express or implied, oral or written, all of which are merged herein. No employee, agent or other representative of a party hereto shall have any authority to bind such party with respect to any statement, representation, warranty or other expression unless the same is specifically set forth herein. No usage of trade, course of dealing or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the terms of this Agreement.

This Agreement may not be modified other than by an agreement in writing signed by all parties hereto.

            10.06 COSTS. Except as expressly provided herein, each party hereto shall bear its own costs, including counsel fees and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto. In any action or proceeding to enforce any of the provisions of this Agreement, the unsuccessful party to such proceeding, as determined by the court or arbitrator in any final judgment or decree, shall pay to the successful party or parties all costs, expenses, and reasonable attorneys' fees and expenses incurred by the successful party or parties, and if the successful party recovers a judgment, such costs, expenses and fees shall be included in and as a part of such judgment.

            10.07 INTERPRETATION.

                  (a) The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement, and that each party has been advised by counsel of its choosing with respect hereto. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived. The terms of this Agreement shall be interpreted in a reasonable manner in order to effect the intent of the parties as set forth herein.

                  (b) All references to days in this Agreement mean calendar days unless otherwise provided. Any day or deadline or time period hereunder which falls on a non-Business Day shall be deemed to refer to the next Business Day.

                  (c) Whenever required by the context, as used in this Agreement, the singular number shall include the plural and VICE VERSA, the neuter shall include the masculine or the feminine gender, and the masculine gender shall include the neuter or the feminine gender.

                  (d) The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.08 SEVERABILITY. Except as expressly provided to the contrary herein, each Article, Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if for any reason any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and binding upon the parties hereto, although any portion held to be invalid shall be deemed not to be part of this Agreement.

            10.09 WAIVER OF OBLIGATIONS. Neither party shall be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein) by virtue of (i) any custom or practice of the parties at variance with the terms hereof; (ii) any failure by


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such party to demand strict compliance with this Agreement; or (iii) any waiver, forbearance, delay, failure or omission to exercise any right, power or option. No failure, refusal or neglect to exercise any right under this Agreement or to insist upon full compliance by the other parties hereto with their obligations hereunder shall constitute a waiver of any provision of this Agreement.

            10.10 COUNTERPARTS AND EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one Agreement among each of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

            10.11 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

            10.12 NOTICES. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, (iv) sent by telefacsimile or (v) sent e-mail, to the following addresses or to such other address as either party may designate by notice in accordance with this Section.

If to Owner:               e-MedSoft.com, Inc.
                           1300 Marsh Landing Parkway, Suite 106
                           Jacksonville, FL  32250
                           Attn:  John Andrews, CEO

                           with a copy to:
                           Manatt, Phelps & Phillips
                           11355 West Olympic Boulevard
                           Los Angeles, CA  90067
                           Attn:  Gordon M. Bava, Esquire

If to Manager:             TegRx Pharmacy Management Co., Inc.
                           650 Suffolk Street
                           Suite 100 Lowell, MA 01854 Fax: 978-656-9691
                           Attn:  Frank P. Magliochetti, Jr., President


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

                           with a copy to:
                           S. Laurence Shaiman, Esquire
                           Shaiman, Drucker, Beckman & Sobel, LLP
                           1845 Walnut Street
                           Philadelphia, PA  19103
                           Fax:  215-972-0048

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a telefacsimile transmission confirmation, (iii) the date on which an e-mail transmission was received by the receiving party's on-line access provider, (iv) the date reflected on a signed delivery receipt, or (v) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

            10.13 SURVIVAL. All representations, warranties, indemnifications, covenants and undertakings set forth herein shall survive the Effective Date and shall remain binding on the parties hereto.

            10.14 GOVERNING LAW. All issues relating to this Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the State of Delaware in the United States of America without reference to the rules governing conflict of laws.

            10.15 MEDIATION AND ARBITRATION. To the maximum extent not prohibited by law, any controversy, dispute or claim ("dispute") arising out of, in connection with, or relating to this Agreement or the relationship established herein, shall, at the request of either party (either before or after the commencement of judicial proceedings), be submitted to mediation in accordance with the rules of the American Arbitration Association ("AAA"). If such dispute cannot be resolved within thirty (30) days, such dispute shall, at the request of either party, be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. In any such arbitration proceeding: (i) all statues of limitation which would otherwise be applicable shall apply; (ii) the proceeding shall be conducted in Los Angeles, California by a single arbitrator, if the amount in controversy is $1 million or less, or by panel of three arbitrators if the amount in controversy is over $1 million; (iii) the Federal rules of Civil Procedure and Evidence, as applicable in the Federal District Court for the Central District of California, shall apply. Any award rendered in any such arbitration proceeding shall be final and binding, an judgment upon any such award may be entered in any court to resolve any such controversy, dispute or claim, such action shall not constitute a waiver of the right of such arty or a bar to the right of any other party to seek arbitration under the provisions of this Section of that or any other claim, dispute or controversy, and the court shall, upon motion of any party to the proceeding, direct that such controversy, dispute or claim be arbitrated in accordance with this Section. The arbitrator or arbitrators shall have the right to award attorney fees and costs.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


TEGRX PHARMACY MANAGEMENT CO., INC.                 E-MEDSOFT.COM


By:                                                 By:
   -----------------------------                       ------------------------
   Frank P. Magliochetti, Jr.,                         John Andrews, CEO
   President


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